Exhibit 99.2

P.O. Box 25099    ☐    Richmond, VA 23260    ☐    Phone: (804) 359-9311    ☐    Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4.00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces Third Quarter Results

Richmond, VA, February 7, 2008 / PRNEWSWIRE

Allen B. King, Chairman and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that income from continuing operations for the third quarter of fiscal year 2008, which ended on December 31, 2007, increased by 42% to $50.8 million, or $1.56 per diluted share. In the same quarter last year, continuing operations earned $35.8 million, or $1.17 per diluted share. For fiscal year 2008, the third quarter’s results reflected higher earnings in the Other Regions segment of the flue-cured and burley operations, as well as Other Tobacco Operations. Earnings also benefited from lower net interest expense. Last year’s net income for the quarter totaled $24.1 million, or $0.79 per diluted share, including results from discontinued operations. There was no income or loss from discontinued operations in the quarter ended December 31, 2007, as the Company had completed the sale of its non-tobacco operations at the beginning of the period.

For the nine months ended on December 31, 2007, Universal earned $109.4 million from continuing operations, or $3.38 per diluted share, compared to $59.3 million, or $1.87 per diluted share last year. The significant improvement in the nine-month results was caused by a number of factors, including shipment timing, lower net interest expense, lower charges this year related to African flue-cured growing projects, and a lower effective tax rate. The favorable comparisons were offset in part by significantly lower margins in Africa, after adjusting for last year’s charges, combined with lower carryover sales and lower old-crop burley sales by the North America segment. In addition, higher currency remeasurement and transaction gains offset some of the increased costs related to the weaker U.S. dollar. Net income for the nine months, including results from discontinued operations, was $109.3 million, or $3.37 per diluted share, compared to $24.8 million, or $0.54 per diluted share, for the same period in the prior year.

Mr. King said, “Results for the third fiscal quarter and the nine months have improved despite difficult supply shortages and rapidly rising costs that were due in part, to the weak U.S. dollar. Much of our improvement came from the reduction of restructuring charges and provisions for inventory valuation and farmer advances. However, our inventories have fallen by over 25% since last year, primarily reflecting the smaller crops in Africa and Canada and more rapid shipment of leaf during fiscal year 2008. That acceleration of shipments, which has led to near completion of yearly shipping in some origins, and the accompanying substantial reduction in total inventories, is likely to mean lower shipments in future quarters. We also continue to work with our customers to mitigate the effect of the weak dollar on our unit costs. Despite these many challenges, we believe that we have been taking the necessary actions to improve our performance. Our business model is sound, and we believe that because of our dedication to producing quality leaf and service to our customers, we will continue to be successful in the long term.”

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Universal Corporation

Sales and other operating revenues were up 12% in each period, totaling $573 million in the quarter and $1.7 billion for the nine months. In the quarter, the growth was principally due to higher volumes in Europe, Asia, Africa, and the Special Services group, as well as the impact of currency changes. A significant part of the volume increase was related to shipment timing. For the nine months, the increase was more widely dispersed and caused by higher volumes and higher leaf prices in most regions.

The North America segment of the flue-cured and burley operations reported operating income of $19.4 million for the quarter, nearly level with the prior year, despite the effect of crop reductions in Canada and the absence of last year’s sales of old-crop U.S. burley. Higher volumes of current crop tobacco in most origins combined with improved pricing in some areas largely offset those negative factors, and the net effect caused an 8% increase in revenues for the quarter.

For the nine months, the North America segment reported operating income of $18.4 million compared to $27.2 million in the prior year. The reduction reflected lower carryover sales in the United States this year, the effect of old-crop U.S. burley sales last year, increased operating costs associated with handling the drought-affected crop in the United States, and the significant reduction of the Canadian crop. Pricing and volume improvements in some origins mitigated part of the decline in earnings caused by those factors. In addition, last year’s results reflected a $3 million gain on the sale of idle assets. Revenues for this segment fell by $31.5 million, to $222 million, compared to last year.

The Other Regions segment of the flue-cured and burley operations earned $52.0 million, up 13% from the same quarter in fiscal year 2007, driven by improvement in operations in Europe and Asia. The segment also recognized higher income that had been deferred on sales of leaf to another segment to provide just-in-time delivery services. That leaf has now been delivered to customers. Despite higher volumes due to accelerated shipments, African results fell, reflecting lower margins as smaller crops, higher farm prices, and the weaker U.S. dollar increased unit costs significantly. Europe saw improvement in the quarter due to earlier shipments, better product mix, and additional blending and sheet volumes, while Asia’s comparisons improved with the absence of last year’s flood-related costs in the Philippines and additional trading volumes, some of which represented shipment delays earlier in the year. Revenues for this segment increased by $29 million in the quarter. In several origins, higher gains from currency remeasurement and transactions offset part of the increased costs related to purchasing and processing tobacco with weaker U.S. dollars.

For the nine months, the Other Regions segment of the flue-cured and burley operations earned $147.9 million compared to $106.5 million last year, an increase of nearly 39%. The increase reflected improved results in all regions. In addition to the improvements in Europe and Asia and recognition of deferred income that benefited the quarter, the nine-month period reflected lower charges for inventory and farmer receivables this year, primarily in Africa, which contributed $26 million to the comparison. Currency remeasurement and transaction gains mitigated only some of the effects of the weaker U.S. dollar on costs. The segment also benefited from larger crops in the Philippines where flooding reduced last year’s crops and lower overhead costs in Africa and Asia. Those improvements were partially offset by lower operating margins in Africa, after adjusting for last year’s charges, on higher volumes shipped as the African season rapidly draws to a close. Revenues for the Other Regions segment increased by about 14% to $1.3 billion.

The Other Tobacco Operations segment results improved by $2 million in the quarter to $16.2 million and revenues increased by $22 million to $66 million. Most of these increases related to accelerated sales volumes for the Special Services group as part of the business is being absorbed by regional operations. That change was also primarily responsible for the 30% increase in segment operating income for the nine months and a 33% growth in revenues. Earnings from the oriental tobacco joint venture were also up for the nine months, mainly due to a gain from the sale of an investment, and remeasurement gains, which partially offset the adverse effect of currency changes on its costs.

Selling, general and administrative expenses, which are included in segment operating results, fell by over $15 million in the quarter, primarily related to currency benefits of approximately $10 million from transactions

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Universal Corporation

and from remeasurement of net foreign currency asset positions as the U.S. dollar weakened. For the nine months, selling, general, and administrative expenses dropped by approximately $39 million. In addition to an $18 million reduction in provisions for farmer receivables, expenses for the nine-month period were offset by a $21 million increase in net foreign exchange remeasurement and transaction gains. Of the transaction gains, about $7 million is due to forward currency exchange contracts related to certain customer sales contracts. The forward contracts were not accounted for as hedges, and mark-to-market gains were included in income as they occurred. The effect of the weaker U.S. dollar on costs is widely dispersed through the Company’s results and is not offset against currency gains in reporting those gains. Increases in corporate overhead for stock-based compensation and incentive compensation were partially offset by lower legal fees.

The Company recorded higher interest income and lower interest expense as a result of funds provided by tobacco operations, the sale of its non-tobacco businesses, asset sales, and executive stock option exercises. Net interest savings were $4.3 million for the quarter and $15.8 million for the nine months. The effective income tax rate for the nine months, at approximately 36%, is higher than the U.S. federal statutory income tax rate primarily because of U.S. state income taxes and excess foreign taxes recorded in countries where the tax rates exceed U.S. rates. In addition, the restructuring charges in the nine-month period provided tax benefits at a rate that was below the statutory rate, which increased the effective tax rate. For the full fiscal year, the rate is expected to be slightly below 37%. The effective tax rate last year for the nine-month period was 42.8%. Universal did not record any tax benefit on its $12.3 million asset impairment charge last year since management believed that the Company would be unable to utilize the net operating loss carryforward generated by the charge. A valuation allowance of $4.9 million on deferred tax assets associated with Zambia also increased last year’s effective tax rate. That impact was partially offset by a reduction in the valuation allowance on deferred tax assets due to the method of attributing income taxes to discontinued operations under the applicable accounting guidance.

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2007.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available for one week by dialing (800) 642-1687. The confirmation number to access the replay is 32785707.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2007, were $2.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$573,094	$511,706	$1,678,641	$1,502,787

Costs and expenses
Cost of goods sold	446,089	378,348	1,324,752	1,147,293
Selling, general and administrative expenses	47,869	63,010	165,545	204,637
Restructuring and impairment costs	—	3,519	3,304	15,808

Operating income	79,136	66,829	185,040	135,049
Equity in pretax earnings of unconsolidated affiliates	8,477	9,570	7,231	5,302
Interest income	4,453	4,208	13,317	7,188
Interest expense	10,314	14,347	32,274	41,961

Income before income taxes and other items	81,752	66,260	173,314	105,578
Income taxes	29,204	24,805	62,937	45,203
Minority interests, net of income taxes	1,796	5,676	974	1,085

Income from continuing operations	50,752	35,779	109,403	59,290
Loss from discontinued operations, net of income taxes	—	(11,674)	(145)	(34,454)

Net income	50,752	24,105	109,258	24,836
Dividends on convertible perpetual preferred stock	(3,712)	(3,713)	(11,137)	(10,973)

Earnings available to common shareholders	$47,040	$20,392	$98,121	$13,863

Basic earnings (loss) per common share:
From continuing operations	$1.72	$1.24	$3.60	$1.87
From discontinued operations	—	(0.45)	(0.01)	(1.33)

Net income	$1.72	$0.79	$3.59	$0.54

Diluted earnings (loss) per common share:
From continuing operations	$1.56	$1.17	$3.38	$1.87
From discontinued operations	—	(0.38)	(0.01)	(1.33)

Net income	$1.56	$0.79	$3.37	$0.54

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2007	December 31, 2006	March 31, 2007
	(Unaudited)	(Unaudited)
ASSETS

Current
Cash and cash equivalents	$502,277	$220,438	$358,236
Accounts receivable, net	233,861	289,548	261,106
Advances to suppliers, net	114,897	83,629	113,396
Accounts receivable—unconsolidated affiliates	46,732	43,709	37,290
Inventories—at lower of cost or market:
Tobacco	486,785	656,329	595,901
Other	42,289	45,553	40,577
Prepaid income taxes	8,032	7,580	8,760
Deferred income taxes	19,158	27,443	25,182
Other current assets	58,264	52,511	62,480
Current assets of discontinued operations	—	75,482	42,437

Total current assets	1,512,295	1,502,222	1,545,365

Property, plant and equipment
Land	17,061	17,141	16,640
Buildings	250,202	250,281	241,410
Machinery and equipment	515,870	521,608	512,586

	783,133	789,030	770,636
Less accumulated depreciation	(442,844)	(408,408)	(410,478)

	340,289	380,622	360,158
Other assets
Goodwill and other intangibles	104,689	104,265	104,284
Investments in unconsolidated affiliates	114,622	94,242	104,316
Deferred income taxes	66,991	92,879	81,003
Other noncurrent assets	183,948	143,781	133,696

	470,250	435,167	423,299

Total assets	$2,322,834	$2,318,011	$2,328,822

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2007	December 31, 2006	March 31, 2007
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$139,632	$169,283	$131,159
Accounts payable	173,864	192,797	220,181
Accounts payable - unconsolidated affiliates	8,815	10,730	644
Customer advances and deposits	86,099	122,086	133,608
Accrued compensation	15,007	13,858	18,519
Income taxes payable	12,712	23,763	11,549
Current portion of long-term obligations	150,000	22,513	164,000
Current liabilities of discontinued operations	—	15,816	13,314

Total current liabilities	586,129	570,846	692,974
Long-term obligations	400,644	548,769	398,952
Pensions and other postretirement benefits	98,242	81,383	100,004
Other long-term liabilities	73,322	76,839	70,528
Deferred income taxes	47,881	34,038	29,809

Total liabilities	1,206,218	1,311,875	1,292,267
Minority interests	6,985	14,934	5,822
Shareholders’ equity
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (220,000 at December 31, 2006, and March 31, 2007)	213,023	213,024	213,024
Common stock, no par value, 100,000,000 shares authorized, 27,299,524 shares issued and outstanding (25,923,058 at December 31, 2006, and 26,948,599 at March 31, 2007)	198,581	130,564	176,453
Retained earnings	729,548	678,289	682,232
Accumulated other comprehensive loss	(31,521)	(30,675)	(40,976)

Total shareholders’ equity	1,109,631	991,202	1,030,733

Total liabilities and shareholders’ equity	$2,322,834	$2,318,011	$2,328,822

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Nine Months Ended December 31,
	2007	2006
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income	$109,258	$24,836
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Net loss from discontinued operations	145	34,454
Depreciation	31,028	36,662
Amortization	1,597	1,488
Provisions for losses on advances and guaranteed loans to suppliers	12,218	30,250
Restructuring and impairment costs	3,304	15,808
Other, net	16,490	(2,264)
Changes in operating assets and liabilities, net	28,988	(30,381)

Net cash provided by operating activities of continuing operations	203,028	110,853

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(18,355)	(20,915)
Proceeds from sale of businesses, less cash of businesses sold	26,556	379,379
Proceeds from sale of property, plant and equipment	15,964	4,960
Deposit to escrow account	(32,098)	—

Net cash provided (used) by investing activities of continuing operations	(7,933)	363,424

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Repayment of short-term debt, net	(2,559)	(118,814)
Repayment of long-term debt	(14,000)	(200,000)
Issuance of convertible perpetual preferred stock, net of issuance costs	—	19,478
Issuance of common stock	16,131	5,910
Repurchase of common stock	(4,084)	—
Dividends paid on convertible perpetual preferred stock	(11,137)	(10,973)
Dividends paid on common stock	(36,422)	(33,561)
Other	(907)	(1,325)

Net cash used by financing activities of continuing operations	(52,978)	(339,285)

Net cash provided by continuing operations	142,117	134,992

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	6,495	36,776
Net cash used by investing activities of discontinued operations	(17)	(9,417)
Net cash used by financing activities of discontinued operations	(4,957)	(6,766)

Net cash provided by discontinued operations	1,521	20,593

Effect of exchange rate changes on cash	164	75

Net increase in cash and cash equivalents	143,802	155,660
Cash and cash equivalents of continuing operations at beginning of year	358,236	62,486
Cash and cash equivalents of discontinued operations at beginning of year	239	4,146
Less: Cash and cash equivalents of discontinued operations at end of period	—	1,854

Cash and cash equivalents at end of period	$502,277	$220,438

Significant non-cash items from investing activities of continuing operations for the nine months ended December 31, 2006, included the buyer’s assumption of $153,560 of notes payable and overdrafts with the sale of businesses.

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is one of the world’s leading leaf tobacco merchants and processors. The Company previously had operations in lumber and building products and in agri-products. The lumber and building products businesses, along with a portion of the agri-products operations, were sold on September 1, 2006. In December 2006, the Company adopted a plan to sell the remaining agri-products operations. One of those agri-products businesses was sold in January 2007, another was sold in May 2007, and the assets of the remaining business were sold in October 2007. The lumber and building products operations and the agri-products operations are reported as discontinued operations for all periods in the accompanying financial statements.

Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At December 31, 2007, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $205 million. About 70% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to third-party banks could result in a liability for the subsidiary under the related guarantee; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $205 million, and any unpaid accrued interest. The fair value liability recorded for the guarantees was approximately $11 million and $12 million at December 31, 2007 and 2006, respectively, and approximately $10 million at March 31, 2007. In addition to these guarantees, the Company has other contingent liabilities totaling approximately $6 million.

Various subsidiaries of the Company are involved in litigation incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the three- and nine-month periods ended December 31, 2007 and 2006.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2007	2006	2007	2006
Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
From continuing operations:
Income from continuing operations	$50,752	$35,779	$109,403	$59,290
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,713)	(11,137)	(10,973)

Earnings available to common shareholders from continuing operations	47,040	32,066	98,266	48,317

From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	—	(11,674)	(145)	(34,454)

Net income available to common shareholders	$47,040	$20,392	$98,121	$13,863

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	27,357	25,815	27,285	25,775

Basic earnings (loss) per share:
From continuing operations	$1.72	$1.24	$3.60	$1.87
From discontinued operations	—	(0.45)	(0.01)	(1.33)

Net income per share	$1.72	$0.79	$3.59	$0.54

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
From continuing operations:
Earnings available to common shareholders from continuing operations	$47,040	$32,066	$98,266	$48,317
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,712	3,713	11,137	—

Earnings available to common shareholders from continuing operations for calculation of diluted earnings (loss) per share	50,752	35,779	109,403	48,317

From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	—	(11,674)	(145)	(34,454)

Net income available to common shareholders	$50,752	$24,105	$109,258	$13,863

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	27,357	25,815	27,285	25,775
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,711	4,708	4,710	—
Employee share-based awards	373	111	385	69

Denominator for diluted earnings (loss) per share	32,441	30,634	32,380	25,844

Diluted earnings (loss) per share:
From continuing operations	$1.56	$1.17	$3.38	$1.87
From discontinued operations	—	(0.38)	(0.01)	(1.33)

Net income per share	$1.56	$0.79	$3.37	$0.54

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Universal Corporation

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31.
(in thousands of dollars)	2007	2006	2007	2006
SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$133,319	$123,477	$222,004	$253,489
Other regions (1)	373,670	344,424	1,258,781	1,100,910

Subtotal	506,989	467,901	1,480,785	1,354,399
Other tobacco operations (2)	66,105	43,805	197,856	148,388

Consolidated sales and other operating revenues	$573,094	$511,706	$1,678,641	$1,502,787

OPERATING INCOME

Flue-cured and burley leaf tobacco operations:
North America	$19,395	$19,765	$18,364	$27,169
Other regions (1)	52,016	45,939	147,928	106,520

Subtotal	71,411	65,704	166,292	133,689
Other tobacco operations (2)	16,202	14,214	29,283	22,470

Segment operating income	87,613	79,918	195,575	156,159

Less:
Equity in pretax earnings of unconsolidated affiliates (3)	8,477	9,570	7,231	5,302
Restructuring and impairment costs (4)	—	3,519	3,304	15,808

Consolidated operating income	$79,136	$66,829	$185,040	$135,049

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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